Exhibit 4.2
                        VENTAS, INC.
             NONQUALIFIED STOCK OPTION AGREEMENT
             -----------------------------------


     THIS NONQUALIFIED STOCK OPTION AGREEMENT ("Agreement") is made and entered into as of March 5, 1999 ("Effective Date"), by and between VENTAS, INC., a Delaware corporation ("Company"), and DEBRA A. CAFARO, an employee of the Company ("Optionee").

     RECITALS:
     --------

     A. Company has entered into an employment agreement with Optionee.

     B. Company believes that the opportunity to investment in Company's shares of Common Stock, having a par value $.25 per share ("Common Stock"), should increase the personal interest and special efforts of Optionee in providing for the continued success and progress of the Company.

     AGREEMENT:
     ---------

     NOW, THEREFORE, the parties agree as follows:

     1. Grant of Option; Option Price. Company hereby grants to Optionee, as a matter of separate inducement and agreement in connection with Optionee's employment by Company, and not in lieu of any salary or other compensation for Optionee's services, the right and option to purchase (the "Option") all or any part of an aggregate of two hundred fifty thousand (250,000) shares of Common Stock ("Option Shares"), on the terms and conditions set forth herein, subject to adjustment as provided in Section 6, at a purchase price of the lesser of (a) eight and three-sixteenths dollars ($8.1875) and (b) the closing price of a share of Common Stock on the New York Stock Exchange on July 6, 1999 per share ("Option Price"). The Effective Date is the date on which the Option was granted to Optionee ("Option Date").

     2. Term of Option. The Option shall continue for a term ending ten years from the Option Date ("Termination
Date").

     3. Option Exercisable in Installments. Subject to the other terms and conditions stated herein, the right to exercise the Option shall vest in installments as follows:

          (a)  First Installment.  Commencing on the Option
Date, Optionee may exercise the Option for up to eighty three thousand three hundred thirty-four (83,334) Option
Shares.

          (b) Second Installment. Commencing on the first anniversary of the Option Date, Optionee may exercise the Option for up to one hundred sixty-six thousand six hundred sixty-seven (166,667) Option Shares, less the number of Option Shares for which the Optionee has already exercised the Option.

          (c) Third Installment. Commencing on the second anniversary of the Option Date, Optionee may exercise the Option for up to two hundred fifty thousand (250,000) Option Shares, less the number of Option Shares for which the Optionee has already exercised the Option.

          (d)  Exercisability Upon Certain Events.
Notwithstanding the foregoing, in the event of (A) a Change in Control as defined in the employment agreement made as of March 5, 1999 between Company and Employee ("Employment Agreement") other than an Early Change of Control (as defined in the Employment Agreement), (B) termination of Employee's employment by the Company other than for Cause (as defined in the Employment Agreement), (C) termination of Employee's employment by the Employee for Good Reason (as defined in the Employment Agreement) or (D) the death or Disability (as defined in the Employment Agreement) of Employee, the Optionee may exercise the Option for up to two hundred fifty thousand (250,000) Option Shares, less the number of Option Shares for which the Optionee has already exercised the Option.

     4.   Conditions to Exercise of the Option.

          (a)  Exercise of Option.  Subject to the
provisions of Section 3, Optionee may exercise the Option by delivering to the Company written notice ("Notice") of exercise stating the number of Option Shares for which the Option is being exercised accompanied by payment in the amount of the Option Price multiplied by the number of shares for which the Option is being exercised (the "Exercise Price") in the manner provided in Section 4(b) and making provision for any applicable withholding taxes.

          (b) Payment of Exercise Price. Company shall accept as payment for the Exercise Price (a) a check payable to the order of Company, (b) the tender of Common Stock (by either actual delivery of Common Stock or by attestation) provided such Common Stock has been held by Optionee for at least six months prior to tender, (c) "cashless exercise" through a third party in a transaction independent of the Company and properly structured to avoid any adverse accounting consequences to the Company, (d) a combination of the foregoing, or (e) by any other means which the Company determines.

          (c) Delivery of Shares on Exercise. As soon as practicable after receipt of the Notice and payment of the Exercise Price and any required withholding taxes, Company shall deliver to Optionee, without transfer or issuance tax or other incidental expense to Optionee, at the office of Company, or at such other place as may be mutually acceptable, or, at the election of Company, by certified mail addressed to Optionee at the Optionee's address shown in the employment records of Company, a certificate or certificates for the number of shares of Common Stock set forth in the Notice and for which Company has received payment in the manner prescribed herein.

     5. Restrictions on Transfer of Option. During Optionee's lifetime, the Option shall be exercisable only by Optionee, and neither the Option nor any right hereunder shall be transferable except by will or the laws of descent and distribution except as provided herein. The Optionee may transfer all or part of the Option to (i) "family members" as defined in the instructions to Form S-8 Registration Statement under the Securities Act of 1933, as amended (dated February 25, 1999 and effective April 7,
1999) ("Family Members"), (ii) a trust in which Family Members have more than fifty percent (50%) of the beneficial interest, (iii) a foundation in which Family Members or the Optionee control the management of assets or (iv) any other entity in which Family Members or the Optionee own more than fifty percent (50%) of the voting interests. The Option may not be subject to execution or other similar process. If Optionee attempts to alienate, assign, pledge, hypothecate or otherwise dispose of the Option or any of the Optionee's rights hereunder, except as provided herein, or in the event of any levy or any attachment, execution or similar process upon the rights or interests hereby conferred, Company may terminate the Option by notice to Optionee and it shall thereupon become null and void.

     6.   Adjustment to Option Shares.  The number of Option
Shares shall be subject to adjustment in the same manner as options under the 1997 Incentive Compensation Plan.

     7. Change in Control. Without limitation on the provisions of Section 3(d), upon a Change in Control as defined in the 1997 Incentive Compensation Plan, Optionee shall have the right to exercise the Option in full as to all Option Shares. In addition, upon a Change in Control as defined in the 1997 Incentive Compensation Plan, the Optionee shall have the right to sell the Option back to the Company for an amount equal to the excess of the fair market value of the Option Shares subject to the Option over the Option Price.

     8.   Agreement Does Not Grant Employment Rights.
Neither the granting of the Option, nor the exercise thereof, shall be construed as granting to Optionee any right to employment by Company, as to which the terms of the Employment Agreement shall control.

     9. Withholding. Optionee acknowledges that the Company will be required to withhold certain taxes (with federal income tax withholding calculated at the lower of regular withholding rates or the rate for supplemental wages (currently 28%))at the time Optionee exercises the Option. Withholdings by the Company will not exceed the minimum required by law.

     10.  Optionee Additional Rights.

          (a) Registration Rights. The Company shall file with the Securities and Exchange Commission (the
"Commission") a registration statement on Form S-8 (or any successor or replacement form) under the Securities Act of 1933, as amended, with respect to the Option and the Option
Shares and shall cause such registration statement to be continuously effective for as long as the Option is exercisable and as may be required by the applicable rules and regulations of the Commission. In addition, the Optionee shall have registration rights with respect to the Option Shares as set forth in the registration rights agreement made as of September 30, 1999 between the Company and Debra A. Cafaro.

          (b) Employment Agreement Rights. Notwithstanding anything to the contrary herein, the Company intends that
Section 5(b) and Section 5(c) of the Employment Agreement will be fully operative, effective, binding and enforceable as of the Effective Date and agrees to adopt such employee benefit plans, amendments to employee benefit plans or other arrangements, as applicable, take such other acts and pay such other amounts as are necessary to effectuate the provisions of Section 5(b) and Section 5(c) of the Employment Agreement as well as the other provisions of the Employment Agreement effective on the Effective Date. Without limitation of the foregoing, to the extent Optionee experiences any economic or tax or other detriment or diminution in benefit on account of or related to any of such Sections or provisions not being fully operative, effective, binding and enforceable on the Effective Date fully in accordance with the terms and provisions of such Sections or provisions, or any delay or failure to comply with the provisions of such Sections or provisions, the Company shall immediately take such actions, and pay such amounts, as Optionee reasonably determines are appropriate so that the Optionee achieves at least the same economic, tax and other benefits the Optionee would have had if such
Section 5(b) and Section 5(c) and such other provisions of the Employment Agreement were fully operative, effective, binding and enforceable in accordance with their terms as of the Effective Date.

     11.  Miscellaneous.

          (a) No Rights as Stockholder. Neither Optionee, nor any person entitled to exercise Optionee's rights hereunder, shall have any of the rights of a stockholder regarding the shares of Common Stock subject to the Option, except after the exercise of the Option as provided herein.

          (b) Captions. The captions and section headings used herein are for convenience only, shall not be deemed part of this Agreement and shall not in any way restrict or modify the context and substance of any section or paragraph of this Agreement.

          (c)  Governing Law.  This Agreement shall be
governed by, and construed in accordance with, the laws of the State of Delaware.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                              VENTAS, INC.


                              By: -------------------------
                                          ("Company")

                              /s/ Debra A. Cafaro
                              -----------------------------
                                          ("Optionee")